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                                                                    EXHIBIT 99.3



        PROTEIN DESIGN LABS ANNOUNCES PUBLIC OFFERING OF 3,000,000 SHARES
                                OF COMMON STOCK

     Fremont, CA, September 25, 2000 -- Protein Design Labs, Inc. (PDL) (Nasdaq:
PDLI) today announced the public offering by the company of 3,000,000 shares of its common stock at a price of $118.4375 per share. The offering is being co-led by Credit Suisse First Boston and CIBC World Markets and is being co-managed by SG Cowen. The underwriters have an option for up to thirty days to purchase up to 450,000 additional shares to cover over-allotments, if any.

     This announcement shall not constitute an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. This offering is made only by means of a prospectus, which may be obtained from Credit Suisse First Boston Corporation, Prospectus Department, 11 Madison Avenue, New York, NY 10010, telephone: (212) 325-2580.

     Protein Design Labs, Inc., is a leader in the development of humanized antibodies to prevent or treat various disease conditions. PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer.

Protein Design Labs and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc.